                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                          HCC INSURANCE HOLDINGS, INC.
         -------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             CHRISTOPHER L. MARTIN
         -------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
           OR 14A-6(i)(3).
/ /        $500 per each party to the controversy pursuant to Exchange Act
           Rule 14a-6(i)(3).
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11:*
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------

*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                          HCC INSURANCE HOLDINGS, INC.
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD MAY 18, 2000 AT 9:30 A.M.

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of HCC Insurance Holdings, Inc. (the "Company") will be held on Thursday, May 18, 2000 at 9:30 a.m. Houston time, at the offices of the Company, 13403 Northwest Freeway, Houston, Texas, 77040-6094 for the following purposes:

    1. To elect twelve (12) Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualify; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 10, 2000, as the record date for determining those Shareholders who are entitled to notice of, and to vote at, the Meeting. A list of such Shareholders will be open to examination by any Shareholder at the Meeting and for a period of ten days prior to the date of the Meeting during ordinary business hours at 13403 Northwest Freeway, Houston, Texas. A copy of the Annual Report of the Company for the fiscal year ended December 31, 1999, is enclosed.

                                          By Order of the Board of Directors,

                                          CHRISTOPHER L. MARTIN,
                                          SECRETARY

Houston, Texas
April 18, 2000

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                          HCC INSURANCE HOLDINGS, INC.
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 18, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

    This Proxy Statement is first being mailed on or about April 18, 2000 to Shareholders of HCC Insurance Holdings, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 18, 2000, at 9:30 a.m. Houston time, at the offices of the Company, 13403 Northwest Freeway, Houston, Texas 77040-6094, or any adjournment or adjournments thereof (the "Meeting"). A Shareholder giving a proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.

    The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

    Only Shareholders of record on April 10, 2000 (the "Record Date") will be entitled to vote at the Meeting, and each share will have one vote. At the close of business on the Record Date, there were 49,223,648 shares of the Company's Common Stock outstanding and entitled to vote at the Meeting.

    The majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy will constitute a quorum at the Meeting. The election of Directors will be determined by a plurality of the votes cast if a quorum is present. The Board of Directors does not anticipate calling for a vote on any matter other than those described herein.

    Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a Shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such Shareholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "Non-Voted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voted Shares. The election of Directors requires a plurality of the shares. Thus, abstentions and Non-Voted Shares will not affect the outcome of the election of Directors.

        STOCK OWNERSHIP OF CERTAIN PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (b) each Executive Officer of the Company named in the Summary Compensation Table, (c) each director, and (d) all directors and executive officers of the Company as a group.

                                                                                         PERCENT OF
                                                              AMOUNT AND NATURE OF      COMMON STOCK
NAME                                                       BENEFICIAL OWNERSHIP(1)(2)   OUTSTANDING
----                                                       --------------------------   ------------
Ariel Capital Management, Inc. ..........................           5,007,175(3)            10.2%
  307 North Michigan Avenue
  Chicago, Illinois 60601

Stephen L. Way ..........................................           4,968,419                9.9%
  13403 Northwest Freeway
  Houston, Texas 77040-6094

Capital Research & Management Company ...................           3,055,600(4)             6.2%
  333 South Hope Street
  Los Angeles, California 90071

Stephen J. Lockwood .....................................           2,887,335                5.9%
  27 Congress Street, Suite 108
  Salem, Massachusetts, 01970

Beck, Mack & Oliver LLC .................................           2,789,292(5)             5.7%
  330 Madison Avenue
  New York, New York 10017

Frank J. Bramanti .......................................             948,738(6)             1.9%
John N. Molbeck, Jr. ....................................             230,000                  *
Allan W. Fulkerson ......................................             207,500(7)               *
Walter J. Lack ..........................................             190,000                  *
James R. Crane ..........................................             122,500                  *
J. Robert Dickerson .....................................              79,000                  *
Edward H. Ellis, Jr. ....................................              69,334                  *
James M. Berry ..........................................              56,750                  *
Edwin H. Frank, III .....................................              53,150(8)               *
Patrick B. Collins ......................................              45,000                  *
Marvin P. Bush ..........................................              42,000(9)               *
Benjamin D. Wilcox ......................................              22,000                  *
All directors and executive officers as a group
  (14 persons) ..........................................           9,921,726               19.4%

------------------------

*   Less than 1%.

(1) Directors and executive officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(2) Includes shares which directors and executive officers have the right to acquire upon the exercise of options within 60 days from the Record Date, including the following: Stephen L. Way--887,500 shares; Frank J. Bramanti--640,180 shares; John N. Molbeck, Jr.--130,000 shares; Edward H. Ellis, Jr.--68,334 shares; Allan W. Fulkerson--47,500 shares; James M. Berry, J. Robert Dickerson and Edwin H. Frank, III,--42,500 shares each; Patrick B. Collins--40,000 shares; James R. Crane and

    Marvin P. Bush--22,500 shares each; Walter J. Lack--27,500 shares;
    Stephen J. Lockwood--12,500 shares; and all directors and executive officers as a group--2,026,014 shares.

(3) Ariel Capital Management, Inc. reported that it is an investment advisor deemed to be the beneficial owner of a total of 5,007,175 shares of the Company's Common Stock. The foregoing information was obtained from a
    Schedule 13G dated February 10, 2000 filed with the Securities and Exchange Commission (the "SEC").

(4) Capital Research and Management Company reports that it is an investment advisor deemed to be the beneficial owner of 3,055,600 shares of the Company's Common Stock. The foregoing information was obtained from a
    Schedule 13G dated February 10, 2000 filed with the SEC.

(5) Beck, Mack & Oliver LLC reported that it is an investment advisor with shared dispositive power over 2,789,292 shares of the Company's Common Stock held by its investment advisory clients. The foregoing information was obtained from a Schedule 13G dated January 7, 2000, filed with the SEC.

(6) Includes 750 shares owned of record by Mr. Bramanti's wife in trust for his children and 2,250 shares owned of record by his children. Mr. Bramanti disclaims beneficial ownership of such shares.

(7) Mr. Fulkerson is a director, shareholder and President of Century Capital Management, Inc., a registered investment advisor, which exercises both voting and investment power with respect to 150,000 shares owned of record by Century Capital Partners, L.P. ("Century"). Although Mr. Fulkerson may be deemed to beneficially own the 150,000 shares owned of record by Century, he disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein.

(8) Includes 1,200 shares owned of record by Mr. Frank's children. Mr. Frank disclaims beneficial ownership of such shares.

(9) Includes 2,500 shares owned of record by Winston Holdings, LLC, a limited liability company in which Mr. Bush has an ownership interest. Mr. Bush disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein.

                       PROPOSAL I--ELECTION OF DIRECTORS

    The Board of Directors has set the number of Directors to be elected at the Meeting at twelve, each Director is to hold office until the next Annual Meeting of Shareholders and until his successor is elected and qualified. It is intended that the votes represented by the proxies will be cast for the election as Directors of the persons listed below. A plurality of shares present at the Meeting cast in favor of a nominee is required for the election of each of the nominees listed below. Each of the nominees is currently a Director of the Company.

    The following table presents information concerning persons nominated for election as Directors of the Company, including current membership on committees of the Board of Directors, principal occupation or affiliations during the last five years and certain directorships held.

    Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Meeting, the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for a substitute nominee.

                  INFORMATION REGARDING NOMINEES FOR DIRECTORS

                                        PRINCIPAL OCCUPATION                            SERVED THE
NAME                                 DURING THE PAST FIVE YEARS               AGE      COMPANY SINCE
----                      ------------------------------------------------  --------   -------------
Stephen L. Way..........  Mr. Way founded the Company in 1974 and has          51           1974
                          served as a Director, Chairman of the Board of
                          Directors and Chief Executive Officer of the
                          Company since its organization. He served as
                          President from the Company's founding until May,
                          1996. Mr. Way is the Chairman of the Executive
                          Management Committee and the Strategic Planning
                          Committee. Mr. Way is also a member of the
                          Investment Committee and as a Director and
                          Officer of various of the Company's
                          subsidiaries. Mr. Way is a Director of Fresh Del
                          Monte Produce, Inc. NYSE (symbol: FDP) and a
                          Director of Bradstock Group plc. London Stock
                          Exchange (symbol: BDK).

James M. Berry..........  Mr. Berry is the retired Vice Chairman of            69           1992
                          NationsBank of Texas, N.A., a subsidiary of
                          NationsBank N.A. (now BankAmerica Corp. NYSE
                          (symbol: BAC)) having served in such capacity
                          from August, 1988 until December, 1992. Since
                          May, 1995 Mr. Berry has been the Executive Vice
                          President, Finance of Belk Stores Services, Inc.
                          Mr. Berry has served as a Director of the
                          Company since March, 1992 and is also a member
                          of the Audit Committee and the Investment
                          Committee. Mr. Berry serves as a Director of
                          Williams-Sonoma, Inc. Nasdaq (symbol: WSGC).

                                        PRINCIPAL OCCUPATION                            SERVED THE
NAME                                 DURING THE PAST FIVE YEARS               AGE      COMPANY SINCE
----                      ------------------------------------------------  --------   -------------
Frank J. Bramanti.......  Mr. Bramanti is a Director and Executive Vice        43           1980
                          President of the Company and since 1982, has
                          served in various capacities, including
                          Director, Secretary, Chief Financial Officer and
                          from June, 1997 to November, 1997, interim
                          President. Mr. Bramanti is a member of the
                          Executive Management Committee, the Strategic
                          Planning Committee and the Investment Committee.
                          Mr. Bramanti is also a Director and Officer of
                          various of the Company's subsidiaries.

Marvin P. Bush..........  Mr. Bush is the President of Winston Capital         43           1999
                          Management, LLC, a registered investment adviser
                          which specializes in hedge fund investments, and
                          the founder and a Managing Director of Winston
                          Partners, L.P. Mr. Bush was first elected as a
                          Director in May, 1999 and is also a member of
                          the Investment Committee. Mr. Bush serves on the
                          Board of Directors of Fresh Del Monte Produce,
                          Inc. NYSE (symbol: FDP). He is a member of the
                          Board of Trustees for the George Bush
                          Presidential Library.

Patrick B. Collins......  Mr. Collins is a retired partner of the              71           1993
                          international accounting firm of
                          PricewaterhouseCoopers LLP, where he held that
                          position from 1967 through 1991. Mr. Collins has
                          served as a Director of the Company since
                          December, 1993 and is a member of the Audit
                          Committee. Mr. Collins is a Director of
                          Transcoastal Marine Services, Inc. Nasdaq
                          (symbol: TCMS).

James R. Crane..........  Mr. Crane is the Chief Executive Officer,            46           1999
                          President and Chairman of the Board of Directors
                          of EGL Inc. Nasdaq (symbol: EAGL), the company
                          he founded in 1984. Mr. Crane was first elected
                          as a Director in May, 1999 and is also a member
                          of the Compensation Committee.

J. Robert Dickerson.....  Mr. Dickerson is an attorney and has served as a     58           1981
                          Director of the Company since 1981.
                          Mr. Dickerson is also the Chairman of the Audit
                          Committee.

Edwin H. Frank, III.....  Mr. Frank is a co-founder and the Chairman of        50           1993
                          FileControl.Com Incorporated
                          ("FileControl.Com"). Prior to 1999, Mr. Frank
                          was the President of Underwriters Indemnity
                          Holdings, Inc., a subsidiary of RLI Corporation
                          NYSE (symbol: RLI), and its former controlling
                          shareholder, having served in such capacity
                          since 1985. Mr. Frank has served as a Director
                          of the Company since May, 1993 and is also a
                          member of the Compensation Committee.

                                        PRINCIPAL OCCUPATION                            SERVED THE
NAME                                 DURING THE PAST FIVE YEARS               AGE      COMPANY SINCE
----                      ------------------------------------------------  --------   -------------
Allan W. Fulkerson......  Mr. Fulkerson is the President and a Director of     66           1997
                          Century Capital Management, Inc., a registered
                          investment advisor which specializes in the risk
                          management and insurance industry, and President
                          and a Director of Massachusetts Fiduciary
                          Advisors, Inc., also a registered investment
                          advisor. In addition, since 1976, he has served
                          as Chairman and Trustee of Century Shares Trust,
                          a mutual fund established in 1928 which invests
                          exclusively in insurance companies and banks.
                          Mr. Fulkerson has served as a Director of the
                          Company since May, 1997 and is the Chairman of
                          the Investment Committee. Mr. Fulkerson is a
                          Director of Mutual Risk Management, Ltd. NYSE
                          (symbol: MM) and Wellington Underwriting plc.
                          London Stock Exchange (symbol: WUN).

Walter J. Lack..........  Mr. Lack is an attorney and a shareholder in the     52           1981
                          law firm of Engstrom, Lipscomb & Lack, A
                          Professional Corporation in Los Angeles,
                          California. Mr. Lack has served as a Director of
                          the Company since 1981 and is also the Chairman
                          of the Compensation Committee. Mr. Lack is a
                          director of Microvision, Inc. Nasdaq
                          (symbol: MVIS) and SuperGen Inc. Nasdaq
                          (symbol: SUPG).

Stephen J. Lockwood.....  Mr. Lockwood is the Vice-Chairman of the Board       52           1981
                          of Directors and until his retirement in
                          December, 1999, was the Chief Executive Officer
                          of the Company's subsidiary, LDG Reinsurance
                          Corporation since 1988. Mr. Lockwood has served
                          as a Director of the Company since 1981.
                          Mr. Lockwood is a Director of four mutual funds
                          managed by The Dreyfus Corporation, a subsidiary
                          of Mellon Bank Corporation NYSE (symbol: MEL).

John N. Molbeck, Jr.....  Mr. Molbeck is a Director, President and Chief       53           1997
                          Operating Officer of the Company, having served
                          in such capacity since November, 1997. Prior to
                          joining the Company, Mr. Molbeck was the
                          Managing Director of Aon Natural Resources
                          Group, a subsidiary of Aon Corporation NYSE
                          (symbol: AOC) which specializes in energy
                          related insurance and reinsurance. Mr. Molbeck
                          is a member of the Company's Executive
                          Management Committee, the Strategic Planning
                          Committee and the Investment Committee and is
                          the Chairman of the Senior Management Committee.
                          He is also a Director and Officer of various of
                          the Company's subsidiaries.

   INFORMATION REGARDING EXECUTIVE OFFICERS WHO ARE NOT NOMINEES FOR DIRECTOR

                                        PRINCIPAL OCCUPATION                            SERVED THE
NAME                                 DURING THE PAST FIVE YEARS               AGE      COMPANY SINCE
----                      ------------------------------------------------  --------   -------------
Edward H. Ellis, Jr.....  Mr. Ellis is the Senior Vice President and Chief     57           1997
                          Financial Officer of the Company. Prior to
                          joining the Company in October, 1997, Mr. Ellis
                          served as a partner with the international
                          accounting firm of PricewaterhouseCoopers LLP
                          from November, 1988 to September, 1997
                          specializing in the insurance industry.
                          Mr. Ellis is a Certified Public Accountant with
                          over 34 years of public accounting experience.
                          Mr. Ellis is a member of the Company's Executive
                          Management Committee, the Strategic Planning
                          Committee and the Investment Committee.
                          Mr. Ellis is also a Director and Officer of
                          various of the Company's subsidiaries.

Benjamin D. Wilcox......  Mr. Wilcox is the President and Chief Executive      56           1998
                          Officer of the Company's largest subsidiary,
                          Houston Casualty Company ("HC") and its
                          subsidiaries, U.S. Specialty Insurance Company
                          and HCC Life Insurance Company. Mr. Wilcox is
                          also the Chairman of the Board of Directors of
                          the Company's subsidiary, Avemco Insurance
                          Company. Prior to joining the Company in
                          December, 1998, Mr. Wilcox served as a Senior
                          Vice President of Aon Risk Services, Inc., a
                          subsidiary of Aon Corporation which specializes
                          in marine and energy insurance and reinsurance.
                          Mr. Wilcox is a member of the Company's
                          Executive Management Committee and the Strategic
                          Planning Committee and is also a Director and
                          Officer of various of the Company's other
                          subsidiaries.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1999, the Board of Directors met three times. Each Director attended 75% or more of the meetings of the Board or the meetings of any committee on which he served, with the exception of Messrs. Bush and Crane, who were elected to the Board of Directors in May, 1999. The Board of Directors has standing Audit, Compensation and Investment Committees. It does not have a standing Nominating Committee.

AUDIT COMMITTEE

    The Audit Committee is composed entirely of outside Directors who are not officers or employees of the Company and with whom the Company does not have a business relationship. In the opinion of the Board, these Directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The current members of the Audit Committee are James M. Berry, Patrick B. Collins, and
J. Robert Dickerson (Chairman). In September, 1999, Mr. Dickerson assumed the position of Chairman of the Audit Committee which was previously held by Mr. Collins. The Audit Committee held four meetings in 1999.

    The Audit Committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company.

    PricewaterhouseCoopers LLP ("PWC") audited the accounts of the Company and its subsidiaries for the fiscal year ended December 31, 1999 and has served as the Company's auditors since 1987. In February, 2000, PWC informed the Company that they may not have been in compliance with the auditor independence standards established by the SEC and certain accounting regulatory bodies. Such potential non-compliance by PWC related to a delay in the payment of capital and retirement funds to a member of the Company's senior management and a member of the Board of Directors who were former partners of PWC. PWC has assured the Audit Committee that such delayed transfer of funds did not affect the quality or integrity of its audits of the Company's financial statements and that it presently complies with all applicable auditor independence requirements.

    The Audit Committee has recommended to the Board of Directors that PWC be designated as the Company's independent certified public accountants for the Year 2000 and based upon such recommendation, the Board of Directors has designated PWC as such. Representatives of PWC are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

COMPENSATION COMMITTEE

    The Board of Directors has a Compensation Committee which consists of three outside Directors who are not officers or employees of the Company ("Nonemployee Directors"). The current members of the Compensation Committee are James R. Crane, Edwin H. Frank, III, and Walter J. Lack (Chairman). Mr. Lack has been the Chairman of the Compensation Committee since September, 1999. The Compensation Committee met three times during 1999. The Compensation Committee monitors compensation arrangements for senior management employees for consistency of corporate objectives with the interests of the Company's Shareholders; approves salary and non-salary compensation for senior management; recommends bonus programs to the Board of Directors; and administers the Company's stock option plans. See "Report of the Compensation Committee" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. No Executive Officer of the Company served as a member of the Compensation Committee. No Executive Officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee or as a Director of the Company. No Executive Officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. Mr. Lack is a shareholder in the law firm of Engstrom, Lipscomb & Lack, A Professional Corporation, with which the Company has a business relationship. This business relationship is described below under "Certain Relationships and Related Transactions."

INVESTMENT COMMITTEE

    The Investment Committee is composed of three Nonemployee Directors and certain executive officers of the Company. The current members of the Investment Committee are Stephen L. Way, James M. Berry, Frank J. Bramanti, Marvin P. Bush, Edward H. Ellis, Jr., Allan W. Fulkerson (Chairman), and John N. Molbeck, Jr. The Investment Committee was formed by the Board of Directors in August, 1999. The Investment Committee is charged with establishing investment policies for the Company and its subsidiaries and directing the investment of the funds of the Company and its subsidiaries in accordance with those policies. Previously, the Company's investment policies were established by the entire Board of Directors. In December, 1999, the Investment Committee recommended and the Board of Directors approved the appointment of New England Asset Management, Inc., a subsidiary of Berkshire Hathaway, Inc. NYSE (symbol: BRK), to manage the investment portfolio of the Company in accordance with the Company's investment policies. The Investment Committee met twice in 1999.

COMPENSATION OF DIRECTORS

    A Director who is an employee of the Company is not compensated for services rendered as a member of the Board of Directors or any committee of the Board. During 1999, the Nonemployee Directors received cash compensation consisting of a fee of $2,500 for each meeting of the Board of Directors attended. An additional fee ranging from $750 to $2,000 was paid to each committee member and from $1,500 to $3,000 was paid to the committee chairman for each Audit, Compensation or Investment Committee meeting attended. The Company also reimburses its Directors for travel, lodging and related expenses incurred in attending Board or committee meetings. In addition, as with all new Nonemployee Directors of the Company, upon their election Messrs. Bush and Crane received an option to purchase 12,500 shares of the Company's Common Stock as a new member grant of options under the Company's 1996 Nonemployee Director Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The law firm of Engstrom, Lipscomb & Lack, A Professional Corporation, represents the Company and certain of its insureds regarding claim-related matters. Mr. Lack, a Director of the Company and a member of the Compensation Committee, is a shareholder of the firm.

    During 1997, the Company committed to make a $5.0 million investment as a limited partner in Century Capital Partners II, Ltd. (the "Partnership"), an investment partnership which specializes in investing in small and start-up insurance companies. Mr. Fulkerson, a Director of the Company, is a managing member of CCP Capital II, LLC, the Partnership's general partner and a director, shareholder and President of Century Capital Management, Inc., the investment advisor to the Partnership. At December 31, 1999, $2.3 million had been invested under this commitment.

    Underwriters Indemnity Holdings, Inc. ("UIH") is a property and casualty insurance group in which HC owned an interest and whose former President and controlling shareholder, Mr. Frank, is a Director of the Company and a member of the Compensation Committee. In January, 1999, HC sold its 21% interest in UIH to an unrelated third party, RLI Corporation ("RLI"), in connection with RLI's acquisition of all of the outstanding shares of UIH. In connection with such transaction, HC received a 20% interest in FRI Holdings, Inc. ("FRI"), an entity in which Mr. Frank is the controlling shareholder. FRI holds a 17% interest in FileControl.Com, an entity in which Mr. Frank owns a 17% interest and of which he is a co-founder and Chairman. In October, 1999, HC also acquired a 13% interest in FileControl.Com for $750,000 as an investment.

    In June, 1994, the Company entered into an arrangement with an entity owned by Mr. Way, pursuant to which the Company pays the operating expenses for providing transportation services to employees, Directors and clients of the Company. The Company, however, provides its own employees to operate the equipment. During 1999, the Company paid $917,600 to this entity. None of these funds were paid directly to Mr. Way.

    In the opinion of management, the terms of the above four arrangements are fair and reasonable and as favorable to the Company as could have been obtained from a wholly unrelated party.

    On December 31, 1997, Mr. Bramanti, Executive Vice President and a Director of the Company, borrowed $100,000 from the Company, evidenced by a Promissory Note. Such loan bears interest at a rate of 5.75% per annum and is due in full, together with accrued interest, on December 31, 2000. The entire amount of the loan was outstanding as of the Record Date.

    The Company has entered into an employment agreement with each of Messrs. Way, Molbeck, Bramanti, Wilcox and Ellis. A summary of the principal terms of such employment agreements is included under the caption "Employment Agreements" below.

    There are no family relationships among the Executive Officers and Directors, and there are no arrangements or understandings between any officer or any other person pursuant to which that officer was elected.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), requires the Company's Directors and Executive Officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC. Such officers, Directors and Shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Directors and Executive Officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis, except Mr. Way, who did not timely report the exercise of a stock option in November, 1999. Mr. Way's report of such transaction was subsequently filed.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other four most highly compensated Executive Officers serving at December 31, 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                    ANNUAL COMPENSATION                   AWARDS
                                        --------------------------------------------   ------------
                                                                                        SECURITIES
NAME AND                                                             OTHER ANNUAL       UNDERLYING        ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY ($)    BONUS ($)    COMPENSATION ($)    OPTIONS (#)    COMPENSATION ($)
------------------           --------   -----------   ----------   -----------------   ------------   -----------------
Stephen L. Way(1) .........
  Chairman of the Board of     1999       800,000           --          269,829           200,000           73,276
  Directors and Chief          1998       800,000       50,000           82,357           525,000           62,223
  Executive Officer            1997       800,000           --           64,567           387,500           62,817

John N. Molbeck, Jr.(2) ...    1999       525,000           --           38,992            50,000           15,027
  President and Chief          1998       500,000       50,000           29,056           200,000            7,864
  Operating Officer            1997        60,417           --               --                --              333

                               1999       325,000           --           27,535                --           13,062
Frank J. Bramanti(3) ......    1998       325,000       50,000           27,254           275,000           13,473
  Executive Vice President     1997       250,000       17,219           27,044            45,000           12,580

Benjamin D. Wilcox(4) .....    1999       300,000       50,000           18,632           100,000            5,274
  President and Chief          1998        20,577           --              121                --              222
  Executive Officer of HC      1997            --           --               --                --               --

Edward H. Ellis, Jr.(5) ...    1999       240,000       25,000               --            25,000           13,748
  Senior Vice President and    1998       225,000       25,000               --            10,000            5,476
  Chief Financial Officer      1997        56,250           --               --            25,000              450

------------------------

(1) Other annual compensation includes for 1999, 1998, and 1997, respectively, $34,763, $34,460, and $33,073 for automobile expenses; and $35,066, $47,897, and $31,494 for miscellaneous expenses and for 1999 includes $200,000 for utilization of Company employees. All other compensation includes for 1999, 1998 and 1997, respectively, $63,676, $56,623, and $53,317 for life and disability premiums and $9,600, $9,600,and $9,500 for contributions by the Company under the Company's 401(k) Plan. In addition, in 1999, 1998 and 1997, respectively, $129,345, $122,023, and $108,000 of interest accrued on Mr. Way's deferred compensation.

(2) All other compensation for 1999, 1998 and 1997 respectively, includes life and disability premiums of $5,427, $3,603,and $333 and contributions of $9,600 and $4,261 by the Company under the Company's 401(k) Plan for 1999 and 1998, respectively. Information for 1997 includes compensation paid to Mr. Molbeck from November 18, 1997, the date of his employment as President of the Company.

(3) Other annual compensation includes for 1999, 1998 and 1997, respectively, automobile expenses of $25,992, $27,757, and $25,797. All other compensation for 1999, 1998, and 1997, respectively, includes life and disability premiums of $3,462, $3,873, and $3,080, and contributions of $9,600, $9,600, and $9,500 by the Company under the Company's 401(k) Plan.

(4) All other compensation for 1999 and 1998, respectively, includes life and disability premiums of $5,274 and $222. Information for 1998 includes all compensation paid to Mr. Wilcox from December 7, 1998, the date of his employment as President and Chief Operating Officer of HC and its insurance company subsidiaries.

(5) All other compensation for 1999, 1998 and 1997, respectively, includes life and disability premiums of $4,148, $2,071 and $450 and contributions of $9,600 and $3,405 by the Company under the Company's 401(k) Plan for 1999 and 1998, respectively. Information for 1997 includes all compensation paid to Mr. Ellis from October 1, 1997, the date of his employment as Senior Vice President and Chief Financial Officer of the Company.

STOCK OPTIONS

    The following table provides details regarding stock options granted to the Named Executive Officers during 1999. In addition, in accordance with SEC rules there are shown the hypothetical gains or "option spreads" that would exist for the respective options. The gains are based on assumed rates of annual compounded growth in stock price of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as the Company's performance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                           ----------------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                                    PERCENT OF                                  AT ASSUMED ANNUAL RATES
                                                   TOTAL OPTIONS                              OF SHARE PRICE APPRECIATION
                                 NUMBER OF          GRANTED TO     EXERCISE OR                     FOR OPTION TERM(1)
                           SECURITIES UNDERLYING   EMPLOYEES IN    BASE PRICE    EXPIRATION   ----------------------------
NAME                          OPTIONS GRANTED       FISCAL YEAR     PER SHARE       DATE          5%               10%
----                       ---------------------   -------------   -----------   ----------   -----------      -----------
Stephen L. Way...........         200,000              10.70         $16.375      02/12/05     1,114,000        2,526,000
John N. Molbeck, Jr......          50,000               2.67          16.375      02/12/05       278,500          631,500
Frank J. Bramanti........              --                 --              --            --            --               --
Benjamin D. Wilcox.......         100,000               5.35          16.375      02/12/05       557,000        1,263,000
Edward H. Ellis, Jr......          25,000               1.34          16.375      02/12/05       139,250          315,750

------------------------

*   Less than 1%.

(1) Potential gains are net of the exercise price, but before taxes associated with the exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amount reflected in this table may not necessarily be achieved. One share of stock purchased at $16.38 in 1999 would yield profits of $5.57 per share at 5% appreciation over six years, or $12.63 per share at 10% appreciation over the same period. Amounts shown under the "Potential Realizable Value" columns have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table shows stock options exercised by the Named Executive Officers during 1999, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of the end of 1999. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Company's Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                SHARES                 OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                              ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                           EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   --------   -----------   -------------   -----------   -------------
Stephen L. Way..............     39,400     $115,537     812,500          4,800              --       $26,340
John N. Molbeck, Jr.........         --           --     130,000        120,000              --            --
Frank J. Bramanti...........     81,232      311,872     540,180             --        $345,738            --
Benjamin D. Wilcox..........         --           --          --        100,000              --            --
Edward H. Ellis, Jr.........         --           --      68,334         16,666              --            --

------------------------

(1) The values were determined on the basis of the closing stock price of $13.1875 at fiscal year end December 31, 1999, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with the CEO and each of the Named Executives which set forth the general terms and conditions of each Executive's employment by the Company for the period commencing January 4, 2000. Each of the Executives has the right to voluntarily terminate his employment at any time. The following summarizes the terms of each of these Agreements:

STEPHEN L. WAY

    Pursuant to the terms of the Employment Agreement between the Company and Stephen L. Way (the "CEO Agreement"), Mr. Way has agreed to serve as Chairman of the Board and Chief Executive Officer of the Company through December 31, 2002, and will receive an annual base salary of $800,000. Mr. Way is also entitled to certain other perquisites, including use of Company automobiles, certain club memberships, extended medical coverage and reimbursement for estate planning expenses. The CEO Agreement further provides that upon its termination, Mr. Way will serve the Company as a consultant for a period of five years and receive $450,000 per year. In the event Mr. Way's employment is terminated as a result of his death or disability, he or his legal representative will be entitled to receive the compensation he would have otherwise been entitled to receive throughout the remaining term of the CEO Agreement. In addition, any unvested stock options will immediately vest. Mr. Way will be entitled to receive all of the sums otherwise due to him under the CEO Agreement in the event Mr. Way's employment is terminated other than: (i) by the Company for Cause; or (ii) by Mr. Way without Good Reason after a Change of Control. The Company will also reimburse Mr. Way if there are any payments made to him which are subject to any excise taxes. If the CEO Agreement is terminated, Mr. Way has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

JOHN N. MOLBECK, JR.

    Pursuant to Mr. Molbeck's Employment Agreement, Mr. Molbeck will act as President of the Company through December 31, 2002 and will receive a salary of $600,000 per year. In addition, Mr. Molbeck will be entitled to an annual bonus payment of $150,000 if the Company's net earnings per share increases by at least 10% from the net earnings of the immediately preceding year. Mr. Molbeck is also entitled to certain perquisites, including use of a Company automobile, certain club memberships, life insurance, extended medical coverage in certain circumstances and reimbursement for estate planning expenses. The Molbeck Agreement further provides that, upon its termination, Mr. Molbeck will serve the Company as a consultant for ten years and receive $200,000 per year. If a consultant, Mr. Molbeck will be required to perform certain minimum hours of consulting services. In the event Mr. Molbeck's employment is terminated as a result of his disability, his options will continue vesting for one year and he will receive his contracted for compensation. Thereafter, he will receive 50% of such compensation throughout the remaining term. Mr. Molbeck's consulting fee will not terminate upon his death or disability. Mr. Molbeck will be entitled to receive all sums otherwise due under the Molbeck Agreement in the event
Mr. Molbeck's employment is terminated other than: (i) by the Company for Cause; or (ii) by Mr. Molbeck without Good Reason after a Change of Control. The Company will also reimburse Mr. Molbeck if there are any payments made to him which are subject to excise taxes. If the Molbeck Agreement is terminated, Mr. Molbeck has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

FRANK J. BRAMANTI

    Mr. Bramanti has entered into an Employment Agreement effective as of January 4, 2000, which expires on December 31, 2002. Mr. Bramanti will act as an Executive Vice President for the Company and will receive $350,000 salary for the calendar year beginning January 1, 2000, and increasing by $25,000 for the annual periods beginning January 1, 2001 and 2002. Pursuant to Mr. Bramanti's Employment Agreement, on January 1, 2003, his employment will terminate and thereafter he will serve as a consultant for the Company at an annual rate of $200,000, decreasing by $50,000 for each of the next two years. The terms of Mr. Bramanti's consulting agreement are substantially similar to those of Mr. Molbeck, including his perquisites and rights upon termination, death or disability, except Mr. Bramanti is not entitled to any earnings-related bonuses. If the Bramanti Agreement is terminated, Mr. Bramanti has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

BENJAMIN D. WILCOX

    Mr. Wilcox has entered into an Employment Agreement effective as of January 4, 2000, which expires on December 31, 2002. Mr. Wilcox will act as Senior Vice President of the Company and President and Chief Operating Officer of HC. Mr. Wilcox will receive a salary of $315,000 for the calendar year beginning January 1, 2000, and increasing by $15,000 for each annual period beginning January 1, 2001. He will also receive an annual bonus of not less than $50,000. The Employment Agreement also provides that upon its termination, Mr. Wilcox will serve the Company as a consultant for a period of three years and receive $200,000 per year. With the exception of earnings-related bonuses, the terms of Mr. Wilcox's consulting agreement are substantially similar to those of Mr. Molbeck. Mr. Wilcox is also entitled to certain perquisites, including a car allowance, certain club memberships, and life insurance.
Mr. Wilcox's rights upon termination, death or disability are similar to those provided to Mr. Molbeck. If the Wilcox Agreement is terminated, Mr. Wilcox has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

EDWARD H. ELLIS, JR.

    Mr. Ellis has entered into an Employment Agreement effective as of January 4, 2000, which expires on December 31, 2002. Mr. Ellis will act as Senior Vice President and Chief Financial Officer of the Company and will receive a salary of $250,000 for the calendar year beginning
January 1, 2000, and increasing by $25,000 for each annual period beginning January 1, 2001. Mr. Ellis' rights upon termination, death or disability are similar to those provided to Mr. Molbeck. If the Ellis Agreement is terminated, Mr. Ellis has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

                      REPORT OF THE COMPENSATION COMMITTEE

    During 1999, the Compensation Committee (the "Committee") consisted of
J. Robert Dickerson, Edwin H. Frank, III and Walter J. Lack. In September, 1999 Mr. Lack assumed the position of Chairman of the Committee which was previously held by Mr. Dickerson. In February, 2000, James R. Crane assumed
Mr. Dickerson's position on the Committee.

    All decisions by the Committee relating to the compensation of the Company's Executive Officers are reviewed and approved by the full Board of Directors. The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include creating and then preserving strong financial performance, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing overall industry market conditions.

    The available forms of executive compensation include base salary, cash bonus awards and stock options. Performance of the Company is a key consideration. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of business objectives when determining Executive Officer compensation. An additional objective of the Committee has been to reward Executive Officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill shareholder considerations and values in the actions of employees and Executive Officers. The Committee strongly believes that the interests of its employees and Executive Officers must be closely aligned with those of its Shareholders.

    The Committee has, with the approval of the full Board of Directors, determined that the interests of the Company and its shareholders are best served by the Company's entering into multi-year employment agreements with certain Executive Officers, including the Chief Executive Officer and the Named Executive Officers. The Committee believes that such multi-year employment arrangements benefit the Company and its Shareholders by permitting the Company to attract and retain Executive Officers with demonstrated leadership abilities and to secure the services of such Executive Officers at agreed upon terms over an extended period of time. The compensation payable to the subject Executive Officers pursuant to the employment agreements is consistent with the compensation policies of the Company as established by the Committee. In early 2000, the Company entered into new employment agreements with the Chief Executive Officer and the Named Executive Officers. A summary of the principal terms of such Executive Officer employment agreements is included under the caption "Employment Agreements" above.

    Compensation paid to Executive Officers is based upon a Company wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Stock option awards have been used to reward Executive Officers and to retain them through the potential of capital gains and equity buildup in the Company. In 1999, the number of stock options granted, whether in conjunction with a written employment agreement or otherwise, was determined by the subjective evaluation by the Committee of the executive's ability to influence the Company's long term growth and profitability. The Board of Directors believes the award of stock options represents an effective incentive to create value for the shareholders.

    The Committee's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified officers. Compensation for each of the Executive Officers, as well as other officers, consists of three basic elements: base salary, cash bonuses and long-term incentive compensation. The base salaries are fixed at levels which the Committee believes are comparable to those of executives of similar status in the property and casualty insurance industry. Each Executive Officer is also eligible to receive an annual bonus dependent upon the Company's success as well as an assessment of the performance and contribution of each Executive Officer of the Company for the year. The Committee feels that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management and Shareholder interests in the enhancement of Shareholder value.

    In 1999, the Committee reviewed base salary and annual bonus recommendations made by the Chief Executive Officer based upon his assessment of the performance of individual Executive Officers and his assessment of each Executive Officer's past performance and expectation as to future contributions. The Committee then formulated its own recommendations which were submitted for approval to the Board of Directors. The Chief Executive Officer and other Executive Officers also made recommendations to the Committee concerning the grant of stock options to other officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

    As referenced above, the Company previously entered into an employment agreement with Mr. Way upon terms approved by the Committee, pursuant to which Mr. Way would serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. Such agreement was terminated and a new agreement entered into in early 2000. The terms of Mr. Way's 1999 compensation are consistent with the terms of his then applicable employment agreement. A summary of the principal terms of Mr. Way's current employment agreement is included under the caption "Employment Agreements" above. The Committee believes the Chief Executive Officer's cash compensation for 1999 and as contemplated by the employment agreement is warranted by the Company's continuing performance in light of overall adverse market conditions in many of the Company's lines of business and the substantial growth experienced by the Company under his leadership. The Company's underwriting experience continues to be exceptional and during the period 1997 through 1999, the Company's average combined ratio was 88.6%, before the effects of the provision for reinsurance recorded in 1999, as compared with the industry's average of 105%. This places the Company's performance at the uppermost performance levels within the industry, a position it has maintained since 1992. During the period, the Company's gross written premium increased from $346.4 million to $568.3 million, an increase of 64%, management fees increased from $51.0 million to $90.7 million, an increase of 78%, commission income increased from $24.2 million to $54.6 million, an increase of 125% and total revenue increased from $280.3 million to $341.9 million, an increase of 22%. In addition, during 1999, the Company completed two major acquisitions. In January, 1999, the Company acquired PEPYS Holdings, Limited, the parent corporation of Rattner Mackenzie Limited, a London based reinsurance intermediary operation. In December, 1999, the Company acquired all of the outstanding shares of the publicly traded The Centris
Group, Inc., the parent corporation of a group of insurance companies and underwriting agencies principally operating in the medical stop-loss line of business. Each of such operations is complimentary to the Company's current operations and is expected to make significant contributions to the Company's future operations.

    Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation's Chief

Executive Officer and the four other most highly compensated Executive Officers. The Company believes that Section 162(m) does not apply to stock options currently outstanding or subsequently granted under the Company's existing stock option plans.

    Section 162(m) further provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure grants under future stock option plans in a manner that complies with this statute. The Company does not currently intend to structure the discretionary annual bonus for Executive Officers to comply with Section 162(m). Such bonuses do not meet
Section 162(m)'s requirement that they be "payable solely on account of the attainment of one or more performance goals." Therefore, the Committee believes the annual discretionary bonuses, as currently structured, better serve the interests of the Company's Shareholders, by allowing broader discretion in recognizing an Executive Officer's contribution and performance.

    In connection with the compensation of the Company's Executive Officers, the Committee is aware of Section 162(m) of the Code as it relates to deductibility of qualifying compensation paid to Executive Officers. The Committee believes that compensation to be paid in 2000 may exceed the deductibility limitations on non-excluded compensation to certain of the Company's Executive Officers.

                                          Walter J. Lack (Chairman)
                                          James R. Crane
                                          Edwin H. Frank, III

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for an investment of $100 made on December 31, 1994 in the Common Stock of the Company, the NYSE Composite Index and the Nasdaq Insurance Stock Index. The graph assumes that all dividends were reinvested.

                            TOTAL RETURN PERFORMANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN PERFORMANCE
INDEX VALUE
                          HCC Insurance Holdings, Inc.  NYSE Composite  NASDAQ Insurance Index
12/31/94                                       $100.00         $100.00                 $100.00
12/31/95                                       $176.19         $131.31                 $142.05
12/31/96                                       $286.41         $156.33                 $161.92
12/31/97                                       $254.83         $203.71                 $237.52
12/31/98                                       $211.56         $237.43                 $211.58
12/31/99                                       $161.32         $259.15                 $164.29

                                                                      PERIOD ENDING
                                             ---------------------------------------------------------------
INDEX                                        12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
-----                                        --------   --------   --------   --------   --------   --------
HCC Insurance Holdings, Inc................   100.00     176.19     286.41     254.83     211.56     161.32
NYSE Composite.............................   100.00     131.31     156.33     203.71     237.43     259.15
Nasdaq Insurance Index.....................   100.00     142.05     161.92     237.52     211.58     164.29

                                 OTHER BUSINESS

    The Board of Directors has no knowledge of any other matter to be submitted at the Meeting. If any other matter shall properly come before the Meeting, the persons named in the Proxy will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

    Any Shareholder proposal intended to be presented for consideration at the 2001 Annual Meeting of Shareholders and to be included in the Company's Proxy Statement must be in proper form and received by the Secretary of the Company at the principal executive offices of the Company by the close of business on December 17, 2000. It is suggested that a proponent submit any proposal by Certified Mail--Return Receipt Requested and all proposals should be sent to the attention of the Secretary.

FORM 10-K

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO BUT NOT THE EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO FRANK J. BRAMANTI, EXECUTIVE VICE PRESIDENT, HCC INSURANCE HOLDINGS, INC.,
13403 NORTHWEST FREEWAY, HOUSTON, TEXAS 77040-6094. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FORWARDED UPON RECEIPT OF A WRITTEN REQUEST THEREFOR ADDRESSED TO MR. BRAMANTI.

    EACH SHAREHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          CHRISTOPHER L. MARTIN,
                                          SECRETARY

Dated April 18, 2000

                        HCC INSURANCE HOLDINGS, INC.

          ANNUAL MEETING OF SHAREHOLDERS - TO BE HELD MAY 18, 2000

                  THE BOARD OF DIRECTORS SOLICITS THIS PROXY

   The undersigned hereby constitutes and appoints Frank J. Bramanti and Christopher L. Martin, each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises to each of them, to appear and vote, as designated herein, all shares of stock of the Common Stock of HCC Insurance Holdings, Inc. (the "Company") held of record by the undersigned on April 10, 2000 at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company, 13403 Northwest Freeway, Houston, Texas 77040-6094 on May 18, 2000, at 9:30 a.m., Central time, and at any and all postponements or adjournments thereof (the "Meeting").

   When properly executed, this proxy will be voted as designated below by the undersigned. If no choice is specified, the proxy will be voted "FOR" the election of all nominees for Director listed below, and, according to the discretion of the proxy holders, on any other matters that may properly come before the Meeting or any and all postponements or adjournments thereof.

               (Continued and to be signed on reverse side.)

                       ^ FOLD AND DETACH HERE ^

                       HCC INSURANCE HOLDINGS, INC.

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY / /

                           For   Withhold   For All   Except nominee(s)
                           All      All     Except    number(s) written below
1. Election of Directors   / /      / /       / /
                                                      ------------------------

   01-James M. Berry, 02-Frank J. Bramanti, 03-Marvin P. Bush, 04-Patrick B. Collins, 05-James R. Crane, 06-J. Robert Dickerson, 07-Edwin H. Frank, III, 08-Allan W. Fulkerson, 09-Walter J. Lack, 10-Stephen J. Lockwood, 11-John N. Molbeck, Jr., 12-Stephen L. Way

2. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting or postponement or any adjournment thereof.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report of HCC Insurance Holdings, Inc. for the fiscal year ended December 31, 1999.


                          ------------------------------------------------------
                                        SIGNATURE OF SHAREHOLDER


                          ------------------------------------------------------
                                        SIGNATURE OF SHAREHOLDER
                                        (if jointly held)


                                           Dated__________________________, 2000

                              Note: Please sign exactly as your name appears on this card. On joint accounts each joint holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

                          ^ FOLD AND DETACH HERE ^

CONTROL NUMBER

               PLEASE MARK, SIGN, DATE, AND RETURN YOUR PROXY
                      PROMPTLY IN THE ENCLOSED ENVELOPE.